SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                          First Aviation Services Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                  31865 W 108
                      (CUSIP Number of Class of Securities)


                                  May 22, 1998
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)       |X| Rule 13d-1(c)        |_| Rule 13d-1(d)


                             CUSIP NO. 31865 W 108


--------------------------------------------------------------------------------
   1.  NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

       Wynnefield Partners Small Cap Value, L.P.   13-3688497


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)

(a) [ ]

(b) [X] Reporting Person is affiliated with other persons (see pages 2, 3 and 4)


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            491,601
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             491,601
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       491,601 shares

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |_| (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.48

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       PN


--------------------------------------------------------------------------------

----------
* Although this is an initial filing on Schedule 13G, the Reporting Person has previously filed on Schedule 13D.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                          First Aviation Services Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                  31865 W 108
                      (CUSIP Number of Class of Securities)


                                  May 22, 1998
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)       |X| Rule 13d-1(c)        |_| Rule 13d-1(d)


                             CUSIP NO. 31865 W 108


--------------------------------------------------------------------------------
   1.  NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

       Wynnefield Partners Small Cap Value, L.P. - I   13-3953291


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)

(a) [ ]

(b) [X] Reporting Person is affiliated with other persons (see pages 1, 3 and 4)


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            393,879
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             393,879
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       393,879 shares

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |_| (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.39

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       PN


--------------------------------------------------------------------------------

----------
* Although this is an initial filing on Schedule 13G, the Reporting Person has previously filed on Schedule 13D.

                              (Page 2 of 6 Pages)

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                           Stuart Entertainment, Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                  31865 W 108
                      (CUSIP Number of Class of Securities)


                                  May 22, 1998
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)       |X| Rule 13d-1(c)        |_| Rule 13d-1(d)


                             CUSIP NO. 31865 W 108


--------------------------------------------------------------------------------
   1.  NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

       Channel Partnership II L.P.  22-3215653


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)

(a) [ ]

(b  [X] Reporting Person is affiliated with other persons (see pages 1, 2 and 4)


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       New York


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            228,820
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             228,820
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       228,820 shares

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |_| (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.55

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       CO


--------------------------------------------------------------------------------

----------
* Although this is an initial filing on Schedule 13G, the Reporting Person has previously filed on Schedule 13D.

                              (Page 3 of 6 Pages)

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                          First Aviation Services Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                  31865 W 108
                      (CUSIP Number of Class of Securities)


                                  May 22, 1998
             Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:.

      |_| Rule 13d-1(b)       |X| Rule 13d-1(c)        |_| Rule 13d-1(d)


                             CUSIP NO. 31865 W 108


--------------------------------------------------------------------------------
   1.  NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

       Wynnefield Partners Small Cap Value Offshore Fund, Ltd.


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)

(a) [ ]

(b) [X] Reporting Person is affiliated with other persons (see pages 1, 2 and 3)


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            18,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             18,000
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       18,000 shares

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |_| (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       CO


--------------------------------------------------------------------------------

----------
* Although this is an initial filing on Schedule 13G, the Reporting Person has previously filed on Schedule 13D.

                              (Page 4 of 6 Pages)

Item 1.     (a)   Name of Issuer:

                  First Aviation Services, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  15 Riverside Avenue, Westport, Connecticut 06880-4214

Item 2.     (a)   Name of Person Filing:

                  Wynnefield Partners Small Cap Value, L.P. ("Partners") Wynnefield Partners Small Cap Value, L.P. I ("Partners I") Channel Partnership II, L.P. ("Channel")
                  Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")



            (b)   Address of Principal Business Office, or if None, Residence:

                  One Penn Plaza, Suite 4720, New York, NY 10119

            (c)   Citizenship:

                  Partners and Partners I are Delaware limited partnerships Channel is a New York limited partnership
                  Fund is a Cayman Islands company

            (d)   Title of Class of Securities:

                  Common Stock, par value $.01 per share

            (e)   CUSIP Number:  31865 W 108


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is : none of the reporting persons is an entity specified in Rule 13d-1(b) (1)(ii).

Item 4.     Ownership.

            (a) Amount beneficially owned by all reporting persons:
                1,132,300 shares

            (b) Percent of class:  12.62

            (c) Number of shares as to which the reporting persons have:

                  (i) Sole power to vote or to direct the vote  1,132,300

                  (ii) Shared power to vote or to direct the vote     --
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of
                        1,132,300


                  (iv) Shared power to dispose or to direct the disposition of
                                          --
                        --------------------------------------------------


            (d) Shares which there is a right to acquire:       --
                                                         ----------------------.



Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not applicable.


                              (Page 5 of 6 Pages)

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            None of the reporting persons who have filed this schedule is a person described in clause (ii) of ss. 240.13d-1(b)(1).

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.


Date:  June 3, 1998


                           WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                           WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.- I

                           By:      Wynnefield Capital Management, LLC,


                           By:      /s/ Nelson Obus
                                    -------------------------------------------
                                    Nelson Obus, Managing Member


                          CHANNEL PARTNERSHIP II, L.P.

                           By:      /s/ Nelson Obus
                                    -------------------------------------------
                                    Nelson Obus, General Partner


                           WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                           By:      Wynnefield Capital, Inc.

                                    /s/ Nelson Obus
                                    -------------------------------------------
                                    Nelson Obus, Vice President





                               (Page 6 of 6 Pages)